SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): November 15, 2001

WOMEN FIRST HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26487 (Commission File Number)	13-3919601 (I.R.S. Employer Identification No.)

(Address of principal executive offices)

12220 El Camino Real, Suite 400
San Diego, CA 92130

Registrant’s telephone number, including area code: (858) 509-1171

Item 5. Other Events.
SIGNATURES

Item 5. Other Events.

     On November 16, 2001, Women First HealthCare, Inc. (the “Company”) announced that it has acquired all rights in the U.S. and Puerto Rico to prescription pain management products Equagesic® Tablets, Synalgos®-DC Capsules and Wygesic® Tablets from American Home Products Corporation, effective November 15, 2001. The acquisition includes relevant trademarks and New Drug Applications (NDAs) for currently marketed Equagesic® and Synalgos®-DC and an exclusive trademark license and the Abbreviated New Drug Application (ANDA) for Wygesic®, a product that is currently not marketed. Equagesic® is indicated for short-term treatment of pain accompanied by tension and/or anxiety in patients with musculoskeletal disease. Synalgos®-DC is indicated for relief of moderate to moderately severe pain. Wygesic® is indicated for relief of mild to moderate pain. Annual sales in 2000 by American Home Products of well-known, branded Equagesic® and Synalgos®-DC were $5.3 million in the aggregate. According to NDCHealth, the synthetic non-narcotic market that includes Equagesic® was $1 billion in 2000, and the codeine and combination market that includes Synalgos®-DC was $2.8 billion for the same period.

     The Company paid $17.25 million to acquire all rights in the U.S. and Puerto Rico to the NDAs for Equagesic® Tablets and Synalgos®-DC Capsules comprised of $7.5 million cash at closing and a $9.75 million three-year note payable in three equal installments of $3.25 million each commencing November 2002.

     Under terms of the agreement, American Home Products will continue to manufacture and supply the Company with Equagesic® Tablets (meprobamate with aspirin) and Synalgos®-DC Capsules (drocode bitartrate, aspirin and caffeine) for a period of up to the earlier of two years from closing or transfer of finishing and packaging to the Company or a third party selected and qualified by the Company.

     Under additional terms of the agreement, the Company entered into an exclusive trademark license for Wygesic® Tablets (propoxyphene HCI and acetaminophen) in the U.S. and Puerto Rico for a term ending the earlier of two years from the date the Company might begin marketing the product or December 31, 2004. If the Company brings Wygesic® or a successor product to market, the agreement calls for an additional aggregate royalty of up to $250,000 to be paid by the Company to American Home Products. The propoxyphene market was $645 million in 2000, according to NDCHealth.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2001

WOMEN FIRST HEALTHCARE, INC.

By:	/s/ Charles Caporale

Charles Caporale Vice President and Chief Financial Officer

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